Exhibit 99.1

TriNet Announces Fourth Quarter, Fiscal Year 2015 Results & $50 Million Increase to Stock Repurchase Program
20% Growth in Total Revenues and 17% Growth in Net Service Revenues for the Fourth Quarter
21% Growth in Total Revenues and 8% Growth in Net Service Revenues for the Full Year
13% Increase in Worksite Employees (WSEs), to approximately 324,000
$50 Million Increase to Stock Repurchase Program

SAN LEANDRO, Calif. — February 29, 2016 — TriNet Group, Inc. (NYSE: TNET), a leading provider of a comprehensive human resources solution for small to midsize businesses, today announced financial results for the fourth quarter and year ended December 31, 2015.

Fourth quarter highlights include:

•	Total revenues increased 20% to $725.7 million and Net Service Revenues increased 17% to $149.0 million, each as compared to the same period last year.

•	Total WSEs at December 31, 2015 increased 13% from December 31, 2014, to approximately 324,000.

•	Net income was $14.1 million, or $0.20 per diluted share, compared to net income of $7.0 million, or $0.10 per diluted share, in the same period last year.

•
Adjusted Net Income was $22.2 million, or $0.31 per diluted share on a pro forma basis, compared to Adjusted Net Income of $19.2 million, or $0.26 per diluted share on a pro forma basis, in the same period last year.

•	Adjusted EBITDA was $45.7 million, a 14% increase from the same period last year.

Full year highlights include:

•	Total revenues increased 21% to $2.7 billion and Net Service Revenues increased 8% to $546.9 million from fiscal 2014.

•	Net income was $31.7 million, or $0.44 per diluted share, compared to net income of $15.5 million, or $0.22 per diluted share, in fiscal 2014.

•
Adjusted Net Income for fiscal 2015 was $70.7 million, or $0.99 per diluted share on a pro forma basis, compared to Adjusted Net Income of $74.4 million, or $1.03 per diluted share on a pro forma basis, in fiscal 2014.

•	Adjusted EBITDA was $151.3 million, an 8% decrease from the same period last year.

Stock repurchases:

•	Stock repurchase program increased by $50 million.

"We executed our growth strategy in 2015, closing the year with over 324,000 WSEs," said Burton M. Goldfield, TriNet's President and CEO.  "Driven by our superior bundled product offering and vertical market strategy, our talented team of professionals is focused on growing our customer base and deepening our presence across a wide range of industry sectors. We anticipate rolling out additional vertical product offerings in the year ahead, each customized to deliver on the specific HR needs of their target markets.”

Results for the fourth quarter of 2015 reflect a net increase of 9,469 WSEs, representing 3% growth since September 30, 2015. TriNet’s total revenues for the fourth quarter of 2015 increased 20% from the fourth quarter of 2014 to $725.7 million, while Net Service Revenues increased 17% from the fourth quarter of 2014 to $149.0 million. Net Service Revenues consisted of professional service revenues of $107.0 million and Net Insurance Service Revenues of $42.0 million. Net Insurance Service Revenues consisted of insurance service revenues of $618.7 million, less insurance costs of $576.7 million. Professional service revenues for the fourth quarter of 2015 increased 19%, and Net Insurance Service Revenues increased 14%, compared to the fourth quarter of 2014. TriNet ended the fourth quarter with 481 Total Sales Representatives, up from 385 at the end of the fourth quarter of 2014, an increase of 25%.

Results for full year 2015 reflect an increase of 36,087 WSEs, to a total of 324,399 WSEs as of December 31, 2015, representing 13% growth since December 31, 2014. TriNet’s total revenues increased 21% to $2.7 billion, while Net Service Revenues increased 8% to $546.9 million for the full year. Net Service Revenues consisted of professional service revenues of $401.3 million and Net Insurance Service Revenues of $145.6 million. Net Insurance Service Revenues consisted of insurance service revenues of $2.3 billion, less insurance costs of $2.1 billion. Professional service revenues increased 17% and Net Insurance Service Revenues decreased 12% over the full year of 2014.

At December 31, 2015, TriNet had cash and equivalents of $166.2 million and total debt of $499.6 million.

Today, TriNet also announced that its Board of Directors has approved a $50 million incremental increase to its ongoing stock repurchase program. The repurchase program was initially approved by TriNet's Board of Directors in May 2014 and was subsequently expanded in November 2014 and June 2015. TriNet repurchased approximately $63 million of its outstanding common stock from commencement of the repurchase program in May 2014 through December 31st, 2015.  The remaining amount authorized for repurchase under the program, after giving effect to the increase, is $82 million.  Under the program authorized by its Board of Directors, TriNet may repurchase shares in open-market purchases or through privately negotiated transactions as permitted under Rule 10b5-18 of the Securities Exchange Act of 1934, as amended. The extent to which TriNet repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations, as determined by TriNet's management team. The purchases will be funded from existing cash balances.
Finally, TriNet also announced that they will file a Form 12b-25 with the SEC today providing for a fifteen (15) calendar day extension for its Annual Report on Form 10-K for the fiscal year ended December 31, 2015. With this being TriNet’s first assessment of internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, and given the multiple technology platforms that require evaluation and testing, TriNet requires additional time to complete its assessment of its internal control over financial reporting.
In preparing the Company’s financial statements as of and for the year ended December 31, 2015, the Company identified material weaknesses in its internal control over financial reporting relating to ineffective information technology general controls and ineffective controls in key business processes. While these material weaknesses create a reasonable possibility that an error in financial reporting may go undetected, after extensive review and analysis, no material adjustments, restatement or other revisions to previously issued financial statements are expected to be required.

TriNet is working diligently to finalize the assessment of internal control over financial reporting and obtain the related attestation from its auditors. TriNet currently expects to finalize its financial results and file its Annual Report on Form 10-K prior to the expiration of the extension period and further expects that the financial information contained in the Form 10-K will be consistent with the financial results reported in this earnings release.

Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its quarterly and annual results and provide annual financial guidance for 2016. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: http://dpregister.com/10080470. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.”  The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. A replay of the webcast will be available on this site for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 10080470.

About TriNet
TriNet is a leading provider of a comprehensive human resources solution for small to midsize businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.

Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “Non-GAAP Financial Measures.”

Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, forward-looking statements including, among other things, TriNet’s expectations regarding: the growth of its customer base, its ability to deepen its presence across a range of industry sectors, its ability to roll out additional vertical product offerings as and when planned, its ability to execute on its vertical market strategy and penetrate the market for HR solutions for small to midsize businesses. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: risks associated with the market acceptance of outsourcing the HR function, and the anticipated benefits associated with the use of a bundled HR solution; our ability to continue to expand our direct sales force and the efficacy of our sales and marketing efforts; our ability to gain new clients, and our clients’ ability to grow and gain more employees; our ability to effectively acquire and integrate new businesses; the effects of seasonal trends on our results of operations; the unpredictable nature of our costs and operating expenses, in particular our insurance costs; changes to and our ability to comply with laws and regulations, including both those applicable to the co-employment relationship as well as those applicable to our clients’ businesses and their employees; the continuing implementation of the Affordable Care Act, including its application to the co-employer relationship; our ability to effectively manage our growth; the effects of increased competition and our ability to compete effectively; and our ability to comply with the restrictions of our credit facility and meet our debt obligations.

Further information on risks that could affect TriNet’s results is included in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed with the Commission on November 2, 2015, which could cause actual results to vary from expectations. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

Contacts:
Investors:	Media:
Alex Bauer	Jock Breitwieser
TriNet	TriNet
Investorrelations@TriNet.com	Jock.Breitwieser@TriNet.com
(510) 875-7201	(510) 875-7250

TriNet, Ambitions Realized and the TriNet logo are registered trademarks of TriNet.

TriNet Group, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Professional service revenues	$106,999	$90,075	$401,287	$342,074
Insurance service revenues	618,696	513,587	2,258,001	1,851,457
Total revenues	725,695	603,662	2,659,288	2,193,531
Costs and operating expenses:
Insurance costs	576,698	476,779	2,112,376	1,686,315
Cost of providing services (exclusive of depreciation and amortization of intangible assets)	39,112	34,004	150,694	134,256
Sales and marketing	43,019	35,772	166,759	139,997
General and administrative	20,635	13,141	69,626	53,926
Systems development and programming costs	5,709	6,866	27,558	26,101
Amortization of intangible assets	7,062	12,743	39,346	52,302
Depreciation	3,851	4,118	14,612	13,843
Total costs and operating expenses	696,086	583,423	2,580,971	2,106,740
Operating income	29,609	20,239	78,317	86,791
Other income (expense):
Interest expense and bank fees	(4,796)	(5,019)	(19,449)	(54,193)
Other, net	269	221	1,142	478
Income before provision for income taxes	25,082	15,441	60,010	33,076
Provision for income taxes	10,987	8,430	28,315	17,579
Net income	$14,095	$7,011	$31,695	$15,497
Net income per share:
Basic	$0.20	$0.10	$0.45	$0.24
Diluted	$0.20	$0.10	$0.44	$0.22
Weighted average shares:
Basic	70,171,717	69,678,331	70,228,159	56,160,539
Diluted	71,805,589	73,252,127	72,618,069	59,566,773

TriNet Group, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
 (Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$166,178	$134,341
Restricted cash	14,557	14,543
Prepaid income taxes	4,105	26,711
Prepaid expenses	8,579	9,336
Deferred loan costs and other current assets	3,715	4,271
Worksite employee related assets	1,373,386	1,635,136
Total current assets	1,570,520	1,824,338
Workers compensation receivable	29,204	31,905
Restricted cash and investments	101,806	69,447
Property and equipment, net	37,844	32,298
Goodwill	289,207	288,857
Other intangible assets, net	46,772	81,718
Deferred loan costs and other assets	22,877	12,017
Total assets	$2,098,230	$2,340,580
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$12,904	$12,273
Accrued corporate wages	28,963	29,179
Current portion of notes payable and borrowings under capital leases	35,326	20,738
Other current liabilities	11,402	10,303
Worksite employee related liabilities	1,369,497	1,630,555
Total current liabilities	1,458,092	1,703,048
Notes payable and borrowings under capital leases, less current portion	464,390	524,412
Workers compensation liabilities	105,481	75,448
Deferred income taxes	54,641	58,529
Other liabilities	7,545	4,902
Total liabilities	2,090,149	2,366,339
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.000025 per share stated value; 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2015 and December 31, 2014	—	—
Common stock, $.000025 per share stated value; 750,000,000 shares authorized; 70,371,425 and 69,811,326 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	494,397	442,682
Accumulated deficit	(485,595)	(468,127)
Accumulated other comprehensive loss	(721)	(314)
Total stockholders’ equity (deficit)	8,081	(25,759)
Total liabilities and stockholders’ equity (deficit)	$2,098,230	$2,340,580

TriNet Group, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2015	2014
Operating activities
Net income	$31,695	$15,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,817	84,403
Deferred income taxes	14,954	43,842
Stock-based compensation	17,923	10,960
Excess tax benefit from equity incentive plan activity	(20,670)	(9,663)
Accretion of workers compensation and leases fair value adjustment	(639)	(1,090)
Changes in operating assets and liabilities:
Restricted cash and investments	(17,991)	(6,880)
Prepaid expenses and other current assets	1,313	(7,389)
Workers compensation receivables	3,152	(5,413)
Other assets	(14,527)	8,004
Accounts payable	287	5,212
Prepaid income taxes	24,494	(23,387)
Other current liabilities	5,616	7,749
Other liabilities	31,483	29,822
Worksite employee related assets	261,750	(862,699)
Worksite employee related liabilities	(261,058)	862,931
Net cash provided by operating activities	130,599	151,899
Investing activities
Acquisitions of businesses	(4,750)	—
Purchase of debt securities	(41,939)	(24,875)
Proceeds from maturity of debt securities	27,557	—
Purchase of property and equipment	(18,557)	(20,552)
Net cash used in investing activities	(37,689)	(45,427)
Financing activities
Proceeds from issuance of common stock, net of issuance costs	—	217,796
Realized tax benefit of deductible IPO transaction costs	822	1,939
Proceeds from issuance of common stock on exercised options	7,166	2,193
Proceeds from issuance of common stock on employee stock purchase plan	5,315	3,393
Excess tax benefit from equity incentive plan activity	20,670	9,663
Repayment of notes payable	(45,312)	(273,550)
Payment of debt issuance costs	—	(11,060)
Repayments under capital leases	(250)	(306)
Repurchase of common stock	(49,163)	(16,440)
Net cash used in financing activities	(60,752)	(66,372)
Effect of exchange rate changes on cash and cash equivalents	(321)	(115)
Net increase in cash and cash equivalents	31,837	39,985
Cash and cash equivalents at beginning of period	134,341	94,356
Cash and cash equivalents at end of period	$166,178	$134,341

Key Operating Metrics
We regularly review certain key operating metrics to evaluate growth trends, measure our performance and make strategic decisions. Our key operating metrics for the periods presented were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net Insurance Service Revenues (in thousands)	$41,998	$36,808	$145,625	$165,142
Net Service Revenues (in thousands)	$148,998	$126,883	$546,912	$507,216
Total WSEs	324,399	288,312	324,399	288,312
Total Sales Representatives	481	385	481	385

Non-GAAP Financial Measures
We use Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income, and pro forma Adjusted Net Income per share – diluted to provide an additional view of our operational performance. Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted are financial measures that are not prepared in accordance with GAAP. We define Net Insurance Service Revenues as insurance service revenues less insurance costs, which include the premiums we pay to insurance carriers for the health and workers compensation insurance coverage provided to our clients and WSEs and the reimbursements we pay to the insurance carriers for claim payments within our insurance deductible layer. We define Net Service Revenues as the sum of professional service revenues and Net Insurance Service Revenues. We define Adjusted EBITDA as net income, excluding the effects of our income tax provision, interest expense, depreciation, amortization of intangible assets, stock-based compensation and, in 2014, certain costs related to a public offering of our shares of common stock. We define Adjusted Net Income as net income, excluding the effects of stock-based compensation, amortization of intangible assets, non-cash interest expense, debt prepayment premium, and, in 2014, certain costs related to a public offering of our shares of common stock and the income tax effect of these pre-tax adjustments at our effective tax rate. For purposes of our non-GAAP financial presentation, as a result of a 2015 increase in New York City tax rates and an increase in blended state rates, we have adjusted the effective tax rate to 41.5% for the periods ended December 31, 2015, from 39.5% for the periods ended December 31, 2014. Each of these effective tax rates exclude income tax on non-deductible stock-based compensation and discrete items including the cumulative effect of state law changes. Non-cash interest expense represents amortization and write-off of our debt issuance costs. We define pro forma Adjusted Net Income per share – diluted as Adjusted Net Income per basic share adjusted to reflect our equity structure as if our initial public offering and associated conversion of preferred stock had occurred at the beginning of the period and all option exercises that occurred during the period occurred at the beginning of the period, and then giving effect to all remaining potential shares of common stock issuable upon exercise of options or settlement of restricted stock units, to the extent dilutive.
We believe that the use of Net Insurance Service Revenues provides useful information as it presents a measure of revenues from our provision of insurance services to our clients that eliminates the cost to us of that insurance. We believe that Net Service Revenues provides a useful measure of total revenues for the two main components of our revenues calculated on a consistent basis. We believe that the use of Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted provides additional period-to-period comparisons and analysis of trends in our business, as they exclude certain one-time and non-cash expenses. We believe that Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income, and pro forma Adjusted Net Income per share – diluted are useful for our stockholders and board of directors by helping them to identify trends in our business and understand how our management evaluates our business. We use Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted to monitor and evaluate our operating results and trends on an ongoing basis and internally for operating, budgeting and financial planning purposes, in addition to allocating our resources to enhance the financial performance of our business and evaluating the effectiveness of our business strategies. We also use Net Service Revenues and Adjusted EBITDA in determining the incentive compensation for management.
Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. As non-GAAP measures, Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. In particular:
• Net Insurance Service Revenues and Net Service Revenues are reduced by the insurance costs that we pay to insurance carriers;

• Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
• Adjusted EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;
• Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
• Adjusted EBITDA and Adjusted Net Income do not reflect changes in, or cash requirements for, our working capital needs;
• Adjusted EBITDA and Adjusted Net Income do not reflect the expenses we incurred in connection with the registered offering of our common stock;
• Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted do not reflect the non-cash component of employee compensation;
• Although depreciation and amortization of intangible assets are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
• Other companies in our industry may calculate these measures or similar measures differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, you should consider Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted alongside other financial performance measures, including total revenues, net income and our other financial results presented in accordance with GAAP.

The table below sets forth a reconciliation of GAAP insurance service revenues to Net Insurance Service Revenues:

	Three Months Ended December 31,		Change 2015 vs. 2014		Year Ended December 31,		Change 2015 vs. 2014
	2015	2014	$	%	2015	2014	$	%
	(in thousands, except percentages)
Insurance service revenues	$618,696	$513,587	$105,109	20%	$2,258,001	$1,851,457	$406,544	22%
Less: Insurance costs	576,698	476,779	99,919	21%	2,112,376	1,686,315	$426,061	25%
Net Insurance Service Revenues	$41,998	$36,808	$5,190	14%	$145,625	$165,142	$(19,517)	(12)%

The table below sets forth a reconciliation of GAAP total revenues to Net Service Revenues:

	Three Months Ended December 31,		Change 2015 vs. 2014		Year Ended December 31,		Change 2015 vs. 2014
	2015	2014	$	%	2015	2014	$	%
	(in thousands, except percentages)
Total revenues	$725,695	$603,662	$122,033	20%	$2,659,288	$2,193,531	$465,757	21%
Less: Insurance costs	576,698	476,779	99,919	21%	2,112,376	1,686,315	426,061	25%
Net Service Revenues	$148,997	$126,883	$22,114	17%	$546,912	$507,216	$39,696	8%

The table below sets forth a reconciliation of GAAP net income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands)
Net income	$14,095	$7,011	$31,695	$15,497
Provision for income taxes	10,987	8,430	28,315	17,579
Stock-based compensation	4,932	2,709	17,923	10,960
Interest expense and bank fees	4,796	5,019	19,449	54,193
Depreciation	3,851	4,118	14,612	13,843
Amortization of intangible assets	7,062	12,743	39,346	52,302
Secondary offering costs	—	87	—	945
Adjusted EBITDA	$45,723	$40,117	$151,340	$165,319

The table below sets forth a reconciliation of GAAP net income to Adjusted Net Income:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands)
Net income	$14,095	$7,011	$31,695	$15,497
Effective income tax rate adjustment	578	2,331	3,411	4,514
Stock-based compensation	4,932	2,709	17,923	10,960
Amortization of intangible assets	7,062	12,743	39,346	52,302
Non-cash interest expense	790	792	3,610	21,880
Debt prepayment premium	—	—	—	3,800
Secondary offering costs	—	87	—	945
Income tax impact of pre-tax adjustments	(5,305)	(6,451)	(25,265)	(35,506)
Adjusted Net Income	$22,152	$19,222	$70,720	$74,392

The table below sets forth a reconciliation of GAAP weighted average shares of common stock – basic to pro forma weighted average shares of common stock - diluted and pro forma Adjusted Net Income per share – diluted as if the equity structure had been in place at the beginning of the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands, except per share data)
GAAP Weighted average shares of common stock - basic	70,172	69,678	70,228	56,161
Effect of IPO, conversion of preferred stock and exercise of stock options during the period included above	(182)	(295)	(417)	(41,082)
Adjustments as if the equity structure had occurred at the beginning of the periods:
Conversion of preferred stock	—	—	—	38,066
Common stock issued in connection with IPO	—	—	—	15,000
Common stock issued in connection with stock-based compensation, net of repurchases	382	428	560	1,486
Dilutive effect of outstanding stock options and restricted stock units	1,566	3,465	1,422	2,762
Pro forma weighted average shares of common stock - diluted	71,938	73,276	71,793	72,393
Adjusted Net Income	$22,152	$19,222	$70,720	$74,392
Pro forma Adjusted Net Income per share - diluted	$0.31	$0.26	$0.99	$1.03